Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-1

(Form Type)

RELIANCE GLOBAL GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.086 per share, underlying the Warrants(2) (3)	Rule 457(g)	4,210,528	$0.6562	2,762,948	0.0001476		$407.81

Total Offering Amounts/Net Fee Due					$2,762,948		$
Total Fees Previously Paid								$—
Total Fee Offsets								$—
Net Fee Due								$407.81

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) and Rule 457(g) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	The warrants are exercisable at a per share exercise price of $0.6562 per share. The proposed maximum aggregate public offering price of the shares of common stock issuable upon exercise of the Warrants was calculated to be $2,762,948.

(3)	Pursuant to Rule 416 under the Securities Act, the shares registered hereby also include an indeterminate number of additional shares as may from time to time become issuable by reason of stock splits, distributions, recapitalizations or other similar transactions.